Exhibit 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 under the Securities Act of 1933 of our report dated December 15, 2023, with respect to the consolidated balance sheets of Huge Amount Group Limited (collectively, the “Company”) as of June 30, 2023 and 2022, the related consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity, and consolidated statements of cash flows, for the years ended June 30, 2023 and 2022.

We also consent to the reference to our firm under the heading “Experts”, “Prospectus Summary” and “Risk Factors” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

March 29, 2024